SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 19, 2020

CLEARSIGN TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in Charter)

Washington	001-35521	26-2056298
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12870 Interurban Avenue South

Seattle, Washington 98168

(Address of Principal Executive Offices)

206-673-4848

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock	CLIR	The Nasdaq Stock Market LLC

Item 1.01.	Entry into a Material Definitive Agreement

Entry into Underwriting Agreement

On August 20, 2020, ClearSign Technologies Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with National Securities Corporation (the “Underwriter”), relating to a firm commitment underwritten public offering (the “Offering”), for the issuance and sale of 2,250,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share, at a public offering price of $2.00 per share, less underwriting discounts and commissions, pursuant to an effective registration statement on Form S-3 (File No. 333-232402) and a related prospectus supplement filed with the Securities and Exchange Commission. Under the terms of the Underwriting Agreement, the Company also granted the Underwriter an option exercisable for 20 days to purchase up to an additional 337,500 shares (the “Option Shares” and together with the Firm Shares, the “Securities”) from the Company at the public offering price, less underwriting discounts and commissions, to cover over-allotments. The underwriter exercised the over-allotment option in full on August 20, 2020.

The Company expects the net proceeds from the Offering to be approximately $4.75 million after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the Offering for general corporate and working capital purposes, including research and development and marketing and sales.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, various other obligations of the parties, and termination provisions. The Offering is expected to close on or about August 24, 2020, subject to the closing conditions contained in the Underwriting Agreement.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto and is incorporated herein by reference.

Mitchell Silberberg & Knupp LLP, counsel to the Company, has issued an opinion to the Company, dated August 21, 2020, regarding the validity of the Securities. A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Waiver from CLIRSPV LLC of its Participation Right

In connection with a private placement of the Company’s common stock pursuant to a Stock Purchase Agreement dated July 12, 2018, the Company granted to CLIRSPV LLC a right to purchase certain new equity securities that the Company sells for the purpose of raising capital on terms and conditions no different from those offered to other purchasers (the “Participation Right”) so that it could maintain a 19.99% percentage ownership of the Company’s outstanding common stock (the “Percentage Ownership”). Because certain elements of the Participation Right, such as the notice provisions, were not compatible with raising capital in a public offering, in a written waiver dated August 18, 2020 and fully executed on August 19, 2020, CLIRSPV LLC waived its right to exercise the Participation Right in connection with the Offering. In lieu of participating in the Offering, the Company and CLIRSPV LLC agreed that, following the initial closing of the Offering, CLIRSPV LLC may purchase from the Company, at the price sold to investors in the Offering, unregistered shares of its common stock in a number that will allow it to maintain its Percentage Ownership. This purchase right will expire on September 30, 2020. Pursuant to the waiver, if it exercises this purchase right in full, the Company will issue to CLIRSPV LLC approximately 654,000 unregistered shares of its common stock.

Robert T. Hoffman Sr., a member of the Company’s board of directors, is the managing member of GPCLIRSPV LLC, which is the managing member of CLIRSPV LLC.

Item 8.01	Other Events.

On August 19, 2020, the Company issued a press release announcing that it had launched the Offering and on August 20, 2020, the Company issued a press release announcing that it had priced the Offering. The press releases are filed as Exhibits 99.1 and 99.2 to this Current Report and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement between the Company and National Securities Corporation
5.1	Legal opinion of Mitchell Silberberg & Knupp LLP
23.1	Consent of Mitchell Silberberg & Knupp LLP (included in exhibit 5.1)
99.1	Press release issued August 19, 2020
99.2	Press release issued August 20, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 21, 2020

CLEARSIGN TECHNOLOGIES CORPORATION

By:	/s/ Colin James Deller
Colin James Deller
Chief Executive Officer